FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this "Agreement") dated November 9, 2009 (the "Effective Date") is among DORAL ENERGY CORP., a Nevada Corp ("Borrower") and MACQUARIE BANK LIMITED, a Bank incorporated in accordance with the laws of Australia ("Administrative Agent") and Lenders party to the Credit Agreement (defined below). Capitalized terms used but not defined in this Agreement have the meaning given to them in the Credit Agreement (defined below).

Background

1. Borrower, Administrative Agent and Lenders have previously entered into a Senior First Lien Secured Credit Agreement dated 29 July 2008 (as amended, restated, modified or otherwise supplemented from time to time, the "Credit Agreement") for the purpose of making available to Borrower a senior, secured term loan on a non-revolving basis;

2. Borrower did not repay all Obligations on the Maturity Date ("Payment Default"). On the Effective Date Borrower has not repaid any or all of the Obligations and such amounts remain unpaid. Borrower requested that Administrative Agent and Lenders forbear from the exercise of any remedies with respect to the Payment Default.

3. Administrative Agent and Lenders have agreed to forbear from the taking of any action with respect to the Payment Default subject to the terms and conditions of this Agreement and for the time specified herein.

Agreements

Borrower, Administrative Agent and each Lender (defined below) agree as follows:

1. **Definitions.**

(a) Certain Definitions. As used in this Agreement—

"Adverse Action" means the making of any demand or the commencement of any proceeding by any Person (other than Administrative Agent or any of its Affiliates) against Borrower to assert or enforce any default, claim, cause of action, Lien right or any civil, criminal or other governmental enforcement action.

"Forbearance Period" means the period beginning on the date that the conditions set out in Section 4 of this Agreement have been satisfied and ending on the earlier of (A) the occurrence of a Termination Event (defined below) or (B) 5:00 p.m. Houston time on 29 January 2010.

"Insolvency Proceeding" means any voluntary or involuntary proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether

under the bankruptcy code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

"Termination Event" means (A) any additional Event of Default occurs under the Credit Agreement; (B) Lenders determine that any of the representations and warranties of Borrower under this Agreement or the Mutual Release were untrue when made; (C) Lenders determine that Borrower has failed to comply with any of the covenants under this Agreement; (D) the occurrence of any Adverse Action; or (D) Borrower takes or directs, solicits, encourages or permits any other Person to take any action in contravention or frustration of this Agreement.

(b) Other Defined Terms. Other capitalized terms used but not defined in this Agreement have the meanings given to them in the Credit Agreement.

2. **Payment Default**. Borrower acknowledges and agrees that:

(a) (i) the principal amount of the Obligations outstanding as of the date of this Agreement is Five Million Seven Hundred Seventy Four Thousand One Hundred Ninety Five Dollars and Thirty Two Cents ($5,774,195.32); and (ii) Borrower has no rights of set-off against Lender and it is no defense to payment of any part of the Obligations by set-off.

(b) Borrower did not pay all outstanding monetary Obligations on the Maturity Date and accordingly Borrower agrees that such failure to pay is an Event of Default pursuant to Section 10.1(a) of the Credit Agreement.

(c) (i) this Agreement is a default notice with respect to the Payment Default; and (ii) any applicable cure period has expired.

3. **Forbearance Period**. Throughout the Forbearance Period, Lenders agree to forbear from exercising any rights or remedies it may have under the Loan Documents under applicable law or otherwise as a result of the existence of the Payment Default but excluding the Permitted Actions (defined below).

4. **Conditions**. Contemporaneous with the commencement of the Forbearance Period,

the parties will execute and deliver to Administrative Agent:

(i) this Agreement;

(ii) a mutual release in the form of Exhibit A to this Agreement (the "Mutual Release"); and

(iii) receipt by Administrative Agent from Borrower of the fee pursuant to Section 9(a) of this Agreement.

5. **Permitted Actions**. Notwithstanding the continuation of the Forbearance Period, Lenders may take any of the following actions (the "Permitted Actions") at any time:

(a) take any action to preserve its rights in Collateral or to preserve the future exercise of any remedies, including but not limited to objecting to or contesting, or supporting any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any Lien in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the Liens in the Collateral granted to Administrative Agent or any Lender and the priority and rights as between Lender and any subordinated lenders;

(b) prepare and file UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of Lender;

(c) take actions to determine the specific items included in the Collateral and the steps taken to perfect its Liens thereon;

(d) notify any Person of the existence of a Default or Event of Default and confirm the amount and type of collateral held under any lockbox agreement, account control agreement, landlord waiver or bailee's letter or similar agreement or arrangement or institute any action or proceeding with respect to such rights or remedies, but only to preserve Lender's rights thereunder with respect to any third parties or Borrower;

(e) contest, protest or object to any foreclosure proceeding or action or any other exercise of any rights and remedies relating to the Collateral brought by any Person other than Lenders;

(f) file a proof of claim under any judicial or non-judicial proceedings with regard to Borrower or the Collateral seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Loan Document or otherwise take any action to preserve the enforcement of, or any remedy under, any Loan Document, including without limitation the taking any action authorized with respect to the Collateral under applicable bankruptcy law, free of this Agreement, to prevent use of cash collateral, to obtain relief from stay or to exercise any other rights afforded Lenders or lenders under the Bankruptcy Code;

(g) seek and obtain relief against any creditor that threatens to take, or has the right to take, any action with regard to the Collateral, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by Borrower that Lender's damages from such actions may at that time be difficult to ascertain and may be irreparable, and Borrower irrevocably waives any defense that Lenders cannot demonstrate damage and/or might be made whole by the awarding of damages;

(h) at any time inspect, assemble, prepare for repossession or removal, preserve and protect the Collateral;

(i) declare, and deliver to Borrower one or more notices relating to the declaration of, any additional Default or Event of Default arising under the Credit Agreement prior to or during the Forbearance Period. With respect to any additional Default arising prior to or during the Forbearance Period that is (*i*) the subject of a notice of default delivered to Borrower during the Forbearance Period and (*ii*) subject to an applicable cure period under the Credit Agreement, Borrower acknowledges that the existence of the Forbearance Period will not toll or otherwise extend any cure period applicable to such Default; and

(j) prepare and deliver to Borrower or any other Person any notice, demand or other instruction (excluding a notice that the Administrative Agent or Lender intends to conduct a judicial or non-judicial foreclosure with respect to any of the Collateral or a demand for default interest under the Credit Agreement) contemplated by any of the Loan Documents or applicable law.

6. **Covenants of Borrower**.

(a) Throughout the Forbearance Period Borrower will not direct, solicit or encourage (*i*) the declaration of any default or event of default with respect to any other indebtedness of Borrower or (*ii*) any Adverse Action.

(b) All principal and accrued interest outstanding on the Loan shall be due and payable within one (1) Business Day of the last day of the Forbearance Period.

(c) Throughout the Forbearance Period, Borrower will not incur, assume or suffer to exist any accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, from time to time incurred in the ordinary course of business ("Accounts Payable") except Accounts Payable which are (a) not delinquent or otherwise greater than sixty (60) days past due and do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate or (b) being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

7. **Representations and Warranties**.

(a) Each party to this Agreement severally represents and warrants to each of the other parties to this Agreement that:

(i) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate, company or partnership action, as appropriate;

(ii) this Agreement is a legally valid and binding obligation, enforceable against it or him, as applicable, in accordance with the terms set forth

herein, except to the extent limited by or subject to bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally; and

(iii) the execution, delivery and performance of this Agreement, the Mutual Release and any other agreement executed in connection with this Agreement by it or him, as applicable, do not (A) contravene, or constitute a default under, any provision of applicable law, charter or other organizational or formation document or any agreement, judgment, injunction, order, decree, or other instrument binding upon such party, or (B) require the consent of any Person not a party to this Agreement.

(b) Borrower further represents and warrants to Administrative Agent and each Lender that all of its representations and warranties contained in Article IV of the Credit Agreement and in all other documents executed pursuant to the Credit Agreement are true and correct as of the date of this Agreement (except to the extent such representations and warranties speak as to a date certain).

8. **Net Profits Interest**. At time during the Forbearance Period:

(a) if Borrower divests greater than fifty (50%) of the Properties and such divestiture results in all Obligations being fully repaid to Lender, Macquarie Investments LLC will reconvey the Net Profits Interest to Borrower upon receipt in full of One Million Dollars ($1,000,000) which will be paid by Borrower to Macquarie Investments LLC on the closing of such divestiture.

(b) if Borrower divests less than or equal to fifty (50%) of the Properties and such divestiture results in all Obligations being fully repaid to Lender, Macquarie Investments LLC will reconvey the Net Profits Interest to Borrower upon receipt in full of One Million Dollars ($1,000,000) which will be paid by Borrower to Macquarie Investments LLC in two (2) installments: Five Hundred Thousand Dollars ($500,000) on the closing of such divestiture and Five Hundred Thousand Dollars ($500,000) within thirty six (36) calendar months of the date of such divestiture ("Second Installment"). Any unpaid amounts of the Second Installment will bear interest at seven percent (7.00%) per annum accruing from the date of closing of the refinancing until full payment of the Second Installment has been received by Macquarie Investments LLC. Such interest will be due and payable in immediately available funds on the date that the Payment is paid in full. Additionally, Lender will fully subordinate such Second Installment to the Borrower's initial new commercial lender for a total period not exceeding thirty six (36) calendar months.

9. **Fees and Interest**.

(a) On the Effective Date and as a condition to the commencement of the Forbearance Period, Borrower will pay to Administrative Agent for the benefit of the Lenders a non-refundable fee equal to Twenty Five Thousand Dollars ($25,000), which is

fully earned on the date paid. Borrower may deliver an Advance Request in relation to such fee and it may be funded by Lenders from Tranche B-2.

(b) On the Effective Date, Borrower agrees and acknowledges that "Applicable Margin" will be amended as follows: ""Applicable Margin" means, (a) with respect to Tranche A, three and one-half percent (3.50%) with respect to a LIBOR Loan and one and three-quarters percent (1.75%) with respect to a Prime Rate Loan and (b) with respect to Tranche B, seven percent (7.00%) with respect to a LIBOR Loan and five and one-quarter percent (5.25%) with respect to a Prime Rate Loan."

(c) On 30 November 2009, if:

(i) Borrower has not received a valid offer, as determined by Administrative Agent in its sole discretion, which at minimum equals or exceeds (x) all monetary Obligations plus (y) the relevant amount(s) payable by Borrower to Macquarie Investments LLC for the reconveyance of the Net Profits Interest pursuant to Section 8 of this Agreement, for the divestiture of some or all of the Properties; and

(ii) the Accounts Payable of Borrower, which (a) if unpaid could give rise to mechanics', materialmen's or other similar Lien arising by operation of applicable law that could rank in priority ahead of any of the Liens arising under the Security Documents; and (b) are delinquent or otherwise greater than sixty (60) days past due, exceed One Hundred Twenty Five Thousand Dollars ($125,000) in the aggregate,

(A) Borrower will pay to Administrative Agent for the benefit of the Lenders a non-refundable fee equal to Fifty Thousand Dollars ($50,000), which is fully earned on the date paid. Borrower may deliver an Advance Request in relation to such fee and it may be funded by Lenders from Tranche B-2; and

(B) Borrower agrees and acknowledges that "Applicable Margin" will be amended as follows: ""Applicable Margin" means, (a) with respect to Tranche A, four percent (4.00%) with respect to a LIBOR Loan and two and one-quarter percent (2.25%) with respect to a Prime Rate Loan and (b) with respect to Tranche B, seven and one-half percent (7.50%) with respect to a LIBOR Loan and five and three-quarters percent (5.75%) with respect to a Prime Rate Loan."

(d) On 31 December 2009, if:

(i) Borrower has not received a valid offer, as determined by Administrative Agent in its sole discretion, for the divestiture of some or all of the Properties; and

(ii) the Accounts Payable of Borrower, which (a) if unpaid could give rise to mechanics', materialmen's or other similar Liens arising by operation of applicable law that could rank in priority ahead of any of the Lien arising under

the Security Documents; and (b) are delinquent or otherwise greater than sixty (60) days past due, exceed One Hundred Thousand Dollars ($100,000) in the aggregate,

(A) Borrower will pay to Administrative Agent for the benefit of the Lenders a non-refundable fee equal to One Hundred Thousand Dollars ($100,000), which is fully earned on the date paid. Borrower may deliver an Advance Request in relation to such fee and it may be funded by Lenders from Tranche B-2; and

(B) Borrower agrees and acknowledges that "Applicable Margin" will be amended as follows: ""Applicable Margin" means, (a) with respect to Tranche A, five and one-half percent (5.50%) with respect to a LIBOR Loan and three and three-quarters percent (3.75%) with respect to a Prime Rate Loan and (b) with respect to Tranche B, nine percent (9.00%) with respect to a LIBOR Loan and seven and one-quarter percent (7.25%) with respect to a Prime Rate Loan."

10. **Ratification of Liens and Security Interests**. Borrower acknowledges and ratifies the existence and priority of the Liens granted by Borrower in favor of Administrative Agent or any Lender in and to the collateral described in each of the Security Documents and represents, warrants and covenants that such liens and security interests are valid, existing and in full force and effect.

11. **Effect of the Forbearance Period on the Payment Default**. Borrower agrees that:

(a) its performance under this Agreement will not constitute the cure of the Payment Default;

(b) upon the termination or expiration of this Agreement for any reason, Administrative Agent and each Lender may at any time exercise any rights or remedies it may have under the Loan Documents under applicable law or otherwise as a result of the existence of the Payment Default without the necessity of delivering any further notice of default to Borrower.

12. **Miscellaneous**.

(a) Time of Essence. Time is of the essence in the performance of all terms and conditions and other obligations under this Agreement.

(b) Amendments. Any modifications to this Agreement must be made in writing and signed by each of the parties to this Agreement.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of any counterpart of this Agreement will be deemed an original for all purposes.

(d) Severability. If any term or condition of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, then that term or condition will be deemed to have been deleted from this Agreement but the remainder of this Agreement will remain in full force and effect. However, if the deemed deletion of that term or condition would reasonably frustrate the purpose of this Agreement, then each affected party will be excused from the performance of any remaining obligations owed to any of the other parties under this Agreement until the parties are able to agree on a mutually acceptable reformation of this Agreement to address the deleted term or condition.

(e) No Other Amendments to Loan Documents; Etc. This Agreement supersedes all prior agreements (written or oral, including without limitation the forbearance letter between Borrower, Administrative Agent and Lenders dated 30 July 2009 as extended on 28 August 2009) between Borrower, Administrative Agent and Lenders with regard to the subject matters hereof. This Agreement is a Loan Document. Except as modified by this Agreement, the other Loan Documents remain unchanged and continue in full force and effect. In the event of any inconsistency between the terms of the Credit Agreement as amended by this Agreement and any other Loan Document, however, the terms of the Credit Agreement will control and the other document will be deemed to be amended to conform to the terms of the Credit Agreement. All references to the Credit Agreement will refer to the Credit Agreement as modified by this Agreement. No course of dealing among Borrower, any Lender, Administrative Agent or any other Person will be deemed to have modified the Credit Agreement or any other Loan Document or to have impaired or altered the rights of Administrative Agent, each Lender and Borrower to enforce the Credit Agreement and each of the other Loan Documents as written. Nothing in this Agreement or the Mutual Release will be deemed to constitute an accord and satisfaction of any of the Obligations or of any of the rights and remedies of Administrative Agent or any Lender under the Loan Documents.

(f) Binding on Successors and Assigns. The terms of this Agreement will be binding upon, and will inure to the benefit of, the parties to this Agreement and their respective successors or assigns.

(g) Governing Law; Venue. This Agreement shall be construed in accordance with the internal laws of the State of Texas, exclusive of its choice of law principles, and any suit, action or proceeding arising out of or relating to this Agreement must be commenced and maintained in a court of competent subject matter jurisdiction in Harris County, Texas and the parties hereto consent to such jurisdiction and venue and waive all objections (including, without limitation, forum non conveniens) thereto.

(h) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

(i) Final Agreement. THIS AGREEMENT AND THE MUTUAL RELEASE EXECUTED IN CONNECTION WITH THIS AGREEMENT ARE, COLLECTIVELY, INTENDED BY THE PARTIES AS THE FINAL, COMPLETE AND EXCLUSIVE STATEMENT OF THEIR AGREEMENT CONCERNING THE FORBEARANCE PERIOD AND THE OTHER MATTERS ADDRESSED IN THIS AGREEMENT AND THE MUTUAL RELEASE. NOTHING IN THIS AGREEMENT OR THE MUTUAL RELEASE MAY BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS AGREEMENT, WHETHER WRITTEN OR ORAL.

[*signature pages to follow*]

The parties have each executed this Forbearance Agreement on the date set forth in the initial paragraph.

Administrative Agent and Lender

Macquarie Bank Limited

By: ______________________ Katie Choi
Name: Division Director
Title: Macquarie Bank Limited

By: ______________________
Name: Robert McRobbie
Title: Division Director
Legal Risk Management

Borrower

Doral Energy Corp.

By: ______________________
Name: EVERETT WILLARD GRAY II
Title: CEO & VICE CHAIRMAN.

Attachment

Exhibit A – Form of Mutual Release

RELEASE AND SETTLEMENT AGREEMENT

This RELEASE AND SETTLEMENT AGREEMENT (this "Release") is executed as of November 9, 2009 (the "Effective Date"), among on the one hand DORAL ENERGY CORP., a Nevada Corp ("Borrower"); and on the other hand Macquarie Bank Limited ("Macquarie") both in its capacity as Administrative Agent and as a Lender under the Credit Agreement and Macquarie Investments, LLC, a Delaware limited liability company ("MILLC") (collectively "Macquarie Parties"). Borrower and each of the Macquarie Parties are referred to from time to time in this Release as a "Party" and collectively as the "Parties."

ARTICLE I. Background

1. Borrower is party to that certain Senior First Lien Secured Credit Agreement dated as of July 29, 2008 (as amended, the "Credit Agreement") with Macquarie, as the Administrative Agent and a Lender.

2. Borrower previously advised Administrative Agent that it was unable to pay the monetary Obligations on the Maturity Date. On July 30, 2009, Borrower agreed that such inability to pay was an Event of Default pursuant to Section 10.1(a) of the Credit Agreement ("Payment Default") and requested that Administrative Agent and Lenders forbear from the exercise of any remedies with respect to the Payment Default. Administrative Agent and Lenders agreed to provide such forbearance on July 30, 2009 and extended on August 28, 2009. The Parties have agreed to extend the previous forbearance in the form of the certain forbearance agreement dated and effective as of the Effective Date hereof (the "Forbearance Agreement") which supersedes all prior agreements (written or oral, including without limitation the forbearance letter between Borrower, Administrative Agent and Lenders dated 30 July 2009 as extended on 28 August 2009). The Forbearance Agreement is conditioned upon the execution by the Parties of this Release and delivery of this executed Release to the Administrative Agent.

ARTICLE II. Agreements

Now, therefore, in consideration of the mutual covenants contained in this Release and within the Forbearance Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

"Borrower's Claims" means any and all Claims that Borrower ever had, now has or may hereafter have against any member of the Lender Group with respect to any event, occurrence, omission, action, relationship or transaction occurring for all periods of time prior to and as of the Effective Date, including without limitation, any Claims out of or in any way related to the Credit Agreement, the other Loan Documents or the Net Profits Overriding Royalty Interest Conveyance (collectively, as amended, the "Transaction Documents"), or any document executed by any of the Parties in connection with any of the Transaction Documents.

"Claims" means any and all claims, demands, actions, remedies, causes of action, choses in action, debts, liabilities, damages, costs (including, without limitation, attorneys' fees and all costs of court or other proceedings), expenses and losses of every kind or nature, whether arising by contract, tort or other theory, at this time known or unknown, direct or indirect, fixed or contingent, in law, by statute, by regulation, by court order, or in equity.

"Lenders' Claims" means, any and all Claims that any of the Lenders, Macquarie or MILLC ever had, now has or may hereafter have against Borrower with respect to any event, occurrence, omission, action, relationship or transaction occurring for all periods of time prior to and as of the Effective Date; provided however, that Lenders' Claims do not include for purposes of this Release (i) any Claims arising pursuant to the Payment Default; (ii) any Claims arising under the Transaction Documents (as defined above), or any other credit agreement, loan agreement, or other transaction document; or (iii) any Claims arising out of the Forbearance Agreement, all of which rights will survive and be unimpaired or otherwise affected by the execution and delivery of this Release.

"Lender Group" means collectively, Macquarie and MILLC, and their respective officers, directors, members, managers, partners, employees, accountants, attorneys, agents, affiliates, successors and assigns.

Other capitalized terms used but not defined in this Release have the meaning given to them in the Credit Agreement.

2. Owners of Claims.

Borrower's Claims. Borrower represents and warrants that it is, the legal and equitable owner and holder of the Borrower's Claims herein released and that Borrower has not assigned, transferred, disposed of, hypothecated or otherwise conveyed or purported to convey any interest in the Borrower's Claims to any third party.

Lenders' Claims. Macquarie represents and warrants that it is the legal and equitable owners and holders of the Lenders' Claims herein released and that Macquarie has not assigned, transferred, disposed of, hypothecated or otherwise conveyed or purported to convey any interest in the Lenders' Claims to any third party.

3. Release of Claims.

Lenders' Claims. As of the Effective Date, each member of the Lender Group forever releases and discharges Borrower from all of the Lenders' Claims, and covenants not to assert or assist or enable any third party to assert any of the Lenders' Claims against Borrower.

Borrower's Claims. As of the Effective Date, Borrower forever releases and discharges each member of the Lender Group from all of the Borrower's Claims, and covenants not to assert or assist or enable any third party to assert any of the Borrower's Claims against any member of the Lender Group.

4. Beneficiaries; Effect. This Release will inure to the benefit of and be binding upon the respective successors and assigns of the members of the Lender Group and Borrower. The effect of this Release is to forever release, settle and discharge all Lenders' Claims and all Borrower's Claims, each as defined in this Release, but only to the extent provided in this Release, and no further.

5. Governing Law. THIS RELEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD AS TO ANY CHOICE OF LAW PRINCIPLES.

6. Counterparts. This Release may be executed in multiple original counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Release.

7. Comprehension of Document and No Reliance. ALL PARTIES TO THIS RELEASE HEREBY ACKNOWLEDGE THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT LEGAL COUNSEL AND OTHER ADVISORS REGARDING ALL LEGAL, TAX, AND OTHER EFFECTS OF THIS RELEASE. **EACH PARTY IS RELYING SOLELY ON ITS OWN BEST JUDGMENT AND IS NOT RELYING ON ANY REPRESENTATION OR STATEMENT, EXPRESS OR IMPLIED, BY ANY OTHER PARTY TO THIS AGREEMENT OR THAT OF ANY OF OTHER PARTIES' RESPECTIVE OFFICERS, SHAREHOLDERS, MEMBERS, AGENTS, EMPLOYEES, ATTORNEYS OR OTHER REPRESENTATIVES, UNLESS SUCH REPRESENTATION OR STATEMENT IS EXPRESSED IN WRITING IN THIS RELEASE. THIS RELEASE MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.**

8. Future Knowledge. All Parties to this Release acknowledge that they may hereafter discover facts different from, or in addition to, those which they now know or believe to be true with respect to facts and circumstances giving rise to this Release and agree that this Release shall be and remain effective in all respects notwithstanding such different or additional facts regardless of when learned; provided, however, this Release will not release or be effective with respect to any Claim that arises after the Effective Date which is based on an event, occurrence or circumstance that occurs after the Effective Date.

[Signatures begin on the following page]

Executed on the date first set forth above, to be effective as of the Effective Date.

Administrative Agent and Lender

MACQUARIE BANK LIMITED,
a bank incorporated under the laws of Australia

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

MACQUARIE INVESTMENTS, LLC,
a Delaware limited liability company

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

DORAL ENERGY CORP,
a Nevada corporation

By: Everett Willard Gray II
Name: EVERETT WILLARD GRAY II
Title: CEO / VICE CHAIRMAN.

THIS IS A SIGNATURE PAGE TO THE RELEASE AND SETTLEMENT AGREEMENT